Tel: 407-841-6930
Fax: 407-841-6347
www.bdo.com

450 S Orange Ave, Suite 550
Orlando, FL 32801

April 26, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 22, 2022, to be filed by IZEA Worldwide, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA, LLP